Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Regency Centers, L.P. of our report dated July 6, 2005 relating to the combined historical summary of revenue and certain expenses of Macquarie CountryWide-Regency II, LLC Acquisition Properties, which appears in the Current Reports on Form 8-K of Regency Centers, L.P. and Regency Centers Corporation dated June 1, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

McLean, Virginia

August 4, 2005